EXHIBIT 10.20

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 29th day of May, 2014, by and between Farmland Partners, Inc., a Maryland corporation, with its principal office at Westminster, Colorado, or its assigns, (hereinafter referred to as “Buyer”) and Benedict Hudye, of Norquay, Saskatchewan, Canada, and Gregory Hudye, of Norquay, Saskatchewan, Canada (hereinafter jointly referred to as “Sellers”).

WHEREAS, Sellers own all of the issued and outstanding capital stock of Hudye Farms U.S., Inc., a Colorado corporation (hereinafter referred to as “HFUSI”); and

WHEREAS, HFUSI owns and leases land in several counties in Kansas and Colorado, which are described on Exhibit “A”, which is attached hereto and by reference made a part hereof (said land is hereinafter referred to as the “Real Estate”); and

WHEREAS, Sellers desire to sell and Buyer desires to purchase all of the issued and outstanding shares of capital stock of HFUSI on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties agree as follows:

1.                                      Purchase of Stock.

1.1.                            Description of Stock.  At the Closing, Sellers shall bargain, sell, convey and deliver to Buyer, or its assigns, and Buyer shall purchase from Sellers for the Purchase Price set forth below all of the issued and outstanding shares of the capital stock in HFUSI (the “Purchased Shares”). At the Closing described below, Sellers shall deliver to Buyer against payment therefor Certificates representing the Purchased Shares, duly endorsed in appropriate form for transfer or accompanied by such stock power forms, in order to transfer and assign to Buyer, or its assigns, good and marketable title to said Certificates, free and clear of all security interests, liens, encumbrances and claims. Said Certificates shall be cancelled and reissued in the name of Buyer, or its assigns, after Closing, free of all security interests, liens, pledges, and claims of any kind, nature or description.

1.2.                            Corporate Assets.  The parties acknowledge and agree that at Closing the assets of HFUSI shall consist solely of the following items (collectively the “Assets”):

(a)                                 All of the Real Estate, together with all improvements thereon and appurtenances thereto, free and clear of all Encumbrances (as defined herein),  except those Encumbrances that Buyer, in its absolute discretion, shall deem acceptable and shall list in writing to Sellers at least two (2) business days prior to Closing (“Permitted Liens”);

(b)                                 The landlord’s retained rights and obligations arising from certain wind leases relating to the Real Estate as set forth and described on Exhibit “B”

which is attached hereto and by reference made a part hereof (the “Wind Leases”);

(c)                                  One-half (1/2) of all mineral rights relating to the Real Estate (the “Mineral Rights”) that are owned as of the date of this Stock Purchase Agreement by Hudye Energy, LLC (an affiliate of HFUSI) or by HFUSI, which Mineral Rights are evidenced by the instruments, agreements or documents listed on Schedule 1.2(c) hereto;

(d)                                 All water rights pertaining to the Real Estate (the “Water Rights”), which Water Rights are evidenced by the instruments, agreements or documents listed on Schedule 1.2(d) hereto;

(e)                                  One half (1/2) of the oil and gas rights relating to the Real Estate, which oil and gas rights are evidenced by the oil and gas lease (the “Oil and Gas Lease”) listed on Schedule 1.2(e) hereto;

(f)                                   One Thousand Dollars ($1,000.00) in a bank account owned by HFUSI; and

(g)                                  All formation documents (with amendments), minute books, accounting books, business records, ledgers, files, documents, tax returns, correspondence, lists, plats, specifications, surveys, drawings, reports and other materials (in whatever form or medium) that relate to HFUSI; provided, however, that Sellers will be entitled to retain copies of any materials they deem reasonably necessary for their tax, accounting, legal or other business purposes, subject to a duty to keep such information confidential.

At the time of Closing, HFUSI shall have no debt or other Liabilities (as defined herein), and the Assets shall be free and clear of all liens, charges, claims, equitable interests, options, pledges, security interests, rights of first refusal, restrictions or encumbrances of any kind or nature whatsoever (“Encumbrances”) except Permitted Liens.

1.3                               Excluded Assets; Liabilities at Closing.  Sellers shall cause HFUSI to transfer and convey to them prior to Closing, and Sellers shall retain all right, title and interest in and to any assets that are not included as part of the Assets described above (collectively, the “Excluded Assets”).  Buyer and Sellers acknowledge and agree that at or prior to Closing, Sellers or HFUSI shall cause any mortgages against the Real Estate to be satisfied and released of record, and shall cause any shareholder loans or other debt obligations to be satisfied, by paying cash of HFUSI toward any such debts, and Sellers may cause HFUSI to distribute the remaining cash of HFUSI to Sellers; provided, however, that $1,000.00 cash shall remain in HFUSI’s bank account at Closing.  Sellers shall cause HFUSI to pay all other known Liabilities at or prior to Closing such that HFUSI shall have no Liabilities at the time of Closing.

2.                                      Purchase Price.

2.1                               Amount; Payment of Purchase Price.  The purchase price (the “Purchase Price”) shall be Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000.00), which shall be payable as follows:

One Million Dollars ($1,000,000.00) shall be delivered by Buyer to Zion First National Bank (located at 1001 17th Street, Suite 850, Denver, CO 80202), acting as escrow agent (the “Escrow Agent”), within three (3) business days following execution of this Agreement (hereinafter referred to as the “Earnest Money”).  The Earnest Money shall be fully refundable to Buyer if the Closing does not occur on the Closing Date due to a failure of a Buyer condition as set forth in Section 12 hereof; otherwise, such Earnest Money shall be non-refundable.  The Earnest Money will be credited against the aggregate purchase price at the time of Closing and will continue to be held by the Escrow Agent as Hold Back Funds, as described in Section 2.1(b) below.

For a period of one (1) year from and after the Closing Date, the Escrow Agent shall continue to hold the Earnest Money in an interest-bearing account (hereinafter referred to as the “Hold Back Funds”) pursuant to an escrow agreement in a form mutually acceptable to the parties (the “Escrow Agreement”) for the purpose of paying the following:

(i)                                     any Liability or obligation arising out of or related to the litigation described on Exhibit “C” (the “Disclosed Litigation”), which is attached hereto and by reference made a part hereof; provided, however, that HFUSI shall assign to Benedict Hudye at Closing any and all rights of HFUSI pertaining to the Disclosed Litigation so that Benedict Hudye may continue to control the Disclosed Litigation on behalf of HFUSI;

(ii)                                  fifty percent (50%) of irrigation equipment costs related to the repair or replacement of defective gear head, motor and down hole expenses incurred with respect to any of the Real Estate during the first six (6) months following the Closing Date; and

(iii)                               any Liability or obligation of HFUSI with respect to a breach of Sellers’ representations and warranties contained in Section 5 hereof.

To the extent that any Hold Back Funds remain in escrow on the first anniversary date of the Closing Date, the remaining Hold Back Funds,

plus accrued interest and less applicable withholding taxes, will be released and delivered to Sellers by the Escrow Agent.

One Million Two Hundred Sixty-four Thousand One Hundred Two Dollars and Six Cents ($1,264,102.06) shall be delivered by Buyer to the Escrow Agent at the time of Closing (hereinafter referred to as the “Special Hold Back Funds”) pursuant to an escrow agreement (the “Special Escrow Agreement”) in a form mutually acceptable to the parties.  The Special Hold Back Funds will continue to be held by the Escrow Agent pursuant to the Special Escrow Agreement for the purpose of paying the shortfall, if any, in the 2014 Cash Rent Amount.  The Special Hold Back Funds will be released as follows:

(i)                                     In the event the 2014 Cash Rent Amount (as defined in Section 17) has been paid in full pursuant to the Buyer Leases (as defined in Section 17) within fourteen (14) days after the Closing Date, the Escrow Agent promptly shall deliver the Special Hold Back Funds, less applicable withholding taxes, to the Sellers.

(ii)                                  In the event the 2014 Cash Rent Amount has not been paid in full pursuant to the Buyer Leases within fourteen (14) days after the Closing Date (A) the Escrow Agent shall deliver to Buyer from the Special Hold Back Funds an amount equal to the difference between the 2014 Cash Rent Amount and the amount actually received by Buyer pursuant to the Buyer Leases; (B) and the remaining amount of the Special Hold Back Funds, if any, less applicable withholding taxes, shall be delivered to the Sellers.  Notwithstanding the foregoing, if any portion of the 2014 Cash Rent Amount is received by Buyer after the Special Hold Back Funds have already been received by Buyer, then Buyer agrees to remit to Sellers said late-received portion of the 2014 Cash Rent Amount.

The remaining balance of Twenty-two Million Two Hundred Thirty-Five Thousand Eight Hundred Ninety-seven Dollars and Ninety-four Cents ($22,235,897.94), less applicable withholding taxes, shall be delivered by Buyer to Sellers in certified funds or wire transferred funds at the time of Closing.

2.2.                            Withholding. Buyer and its assignees shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any amounts required to be deducted and withheld under applicable law, and shall timely remit any such withheld amounts to the appropriate governmental entity as required by applicable law, including, for the avoidance of doubt, any amounts required to be deducted and withheld under Section 1445 of the Internal Revenue Code (as amended, the “Code”).  Any amounts deducted and withheld pursuant to this Section 2.2 shall be treated for all purposes of this Agreement as having been paid to the applicable payee.

3.                                      Liabilities and Obligations.  It is the intention of the parties that on the Closing Date HFUSI shall have no liabilities, known or unknown, fixed or contingent, liquidated or unliquidated, of any nature whatsoever (“Liabilities”); provided, however, that for the purpose of defining Liabilities in this Agreement, environmental liabilities shall be limited solely to those environmental liabilities that are actually known to Sellers on the Closing Date in accordance with Section 5.13 hereof.  Accordingly, Sellers shall cause HFUSI to pay all Liabilities of HFUSI on or before the Closing Date.

4.                                      Closing.  The closing (the “Closing”) of this transaction shall take place on or before June 12, 2014, or such other date as the parties shall mutually agree (hereinafter referred to as the “Closing Date”), at the offices of Morrison & Foerster, LLP, 5200 Republic Plaza, 370 Seventeenth Street, Denver, CO 80202, or at such other location as the parties shall mutually determine.

4.1                               Sellers’ Deliveries.  Concurrently with the payment of the Purchase Price, Sellers shall deliver to Buyer the following at Closing:

(a)                                 Certificates evidencing 2,003,884 shares of preferred capital stock in HFUSI, representing all of the issued and outstanding shares of capital stock in HFUSI, duly endorsed in appropriate form for transfer or accompanied by such stock power forms, in order to transfer and assign to Buyer good and marketable title to said Certificate(s), free and clear of all Encumbrances;

(b)                                 The Assets in the condition hereinafter specified;

(c)                                  A Certificate of Good Standing of HFUSI, issued by the Secretary of State of Colorado;

(d)                                 A Title Insurance Policy in form acceptable to Buyer, evidencing that the Real Estate and the improvements thereon and appurtenances thereto are owned by HFUSI, free and clear of all Encumbrances, other than Permitted Liens;

(e)                                  Evidence that the Farm Leases (as defined in Section 17.1) have been terminated and the Crop Transfer (as defined in Section 17.1) has occurred; and

(f)                                   Such other documents as Buyer may reasonably request for the purpose of (1) evidencing the accuracy of any of Sellers’ representations and warranties; and (2) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required in this Stock Purchase Agreement to be performed or complied with by Sellers.

4.2                               Buyer Deliveries.  At the Closing, Buyer shall deliver (i) Twenty-two Million Two Hundred Thirty-Five Thousand Eight Hundred Ninety-seven Dollars and Ninety-four Cents ($22,235,897.94), less applicable withholding taxes, to Sellers, and (ii) One Million Two Hundred Sixty-four Thousand One Hundred Two Dollars and Six Cents ($1,264,102.06) to the Escrow Agent as the Special Hold Back Funds, in each case in certified funds or wire transferred funds.

4.3                               Other Deliveries.  At and following the Closing, each party, without further consideration, shall execute and deliver such other certificates, documents and instruments and take such further actions as the other party may reasonably request in order to complete and effectuate the transactions contemplated herein.

Additionally, within thirty (30) days following the Closing Date, Buyer shall provide Sellers with evidence that it has caused HFUSI’s name to be changed to exclude the reference to “Hudye”.

5.                                      Representations and Warranties of Sellers.  As an inducement for Buyer to enter into and perform its obligations under this Agreement, Sellers, jointly and severally, represent and warrant to Buyer, as follows:

5.1                               Existence.  HFUSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has full corporate power and authority to own, operate and lease the Assets and to carry on the business as now being conducted.  HFUSI has no subsidiaries.  HFUSI is duly qualified to conduct business in all jurisdictions where the nature of its operations or the ownership of properties requires such qualification, except to the extent failure to so qualify would not have a material adverse effect on HFUSI, the Assets, the business, or the financial condition or results of operation of HFUSI or its right to conduct its business as presently conducted (a “Material Adverse Effect”).

5.2                               Enforceable Agreement.  Each Seller has the requisite legal capacity to execute, deliver and perform this Agreement.  The execution and delivery by each Seller of this Agreement, and the performance of each Seller’s obligations hereunder, have been duly authorized and approved.  This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding obligation of Sellers enforceable against them, jointly and severally, in accordance with its terms.

5.3                               Capital Stock; Securities.  The Purchased Shares comprise all issued and outstanding shares of capital stock of HFUSI.  The Purchased Shares are duly authorized, have been validly issued and are fully paid and non-assessable.  All capital stock and other securities of HFUSI have been offered, issued and sold in compliance with all applicable securities laws, and no person has any claim against HFUSI for damages, rescission or otherwise with respect to the offer, sale and issuance of any capital stock or other security of HFUSI.  Sellers own all of the Purchased Shares free and clear of any and all liens, pledges, options, claims, assessments and encumbrances of any nature.  Sellers are not subject to any contractual or other restriction on the sale, disposition or other transfer of the Purchased Shares.  No person has the right to acquire any of the Purchased Shares other than the Buyer pursuant to this Agreement.  No person has any statutory or contractual preemptive or other right to acquire shares of capital stock of HFUSI.  At the time of Closing, Buyer will own 100% of the issued and outstanding capital stock of HFUSI free and clear of any lien, pledge, option, claim, assessment or encumbrance.

5.4                               Regulatory Matters; Consents.  The execution, consummation and performance of this Agreement by Sellers and Sellers’ conduct of the business of HFUSI do not violate in any material respect, any federal, state or local statute, law or regulation or any material contract or agreement to which HFUSI is a party.  HFUSI is not in violation of any law or order (including, without limitation, laws, regulations, orders and restrictions applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety) of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each a “Governmental Authority”), which violation would have a Material Adverse Effect, nor has it received any notice of noncompliance.  The execution and delivery by Sellers of this Agreement do not, and the performance of Sellers’ obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to any governmental entity.

5.5                               Condition of Assets; Title.  Pursuant to Section 10 hereof, Buyer has the opportunity to conduct reasonable due diligence investigations into the Assets and operations of HFUSI.  Sellers make no representation with respect to the condition of the Assets, it being understood and agreed that Buyer is acquiring the Purchased Shares on the basis that such Assets shall be in “AS IS” condition on the Closing Date.  HFUSI owns all of the Assets free and clear of all Encumbrances except for Permitted Liens and Encumbrances that will be fully paid and extinguished at or prior to Closing.

5.6                               Litigation.  Except for the Disclosed Litigation set forth on Exhibit “C”, which is attached hereto and by reference made a part hereof, there are no lawsuits, proceedings, claims or governmental investigations pending or threatened against, or involving HFUSI or its Assets and there is no basis known to Sellers for any such action.  There are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against HFUSI.

5.7                               Liabilities.  As of the Closing Date, HFUSI shall have no Liabilities.  All liens affecting HFUSI’s Assets shall be terminated or released at the Closing.  HFUSI’s line of credit will be paid in full and cancelled prior to Closing.  All HFUSI accounts payable outstanding on the Closing Date shall be paid prior to the Closing Date by HFUSI or will be retained by Sellers and paid by the Sellers, not HFUSI, after Closing.

5.8                               Brokers.  Sellers shall pay any finder or broker fees or commissions arising from or related to this Stock sale and shall indemnify and hold Buyer and HFUSI harmless of and from any such fees or commissions.

5.9                               Taxes.  Sellers represent and warrant to Buyer:

(a)                                 That HFUSI has timely filed all federal, state, local and foreign income, excise, franchise, property, sales, payroll and other tax returns and reports (the “Tax Returns”) that HFUSI was required to file and all such Tax Returns at the time of filing were true, correct and complete in all material respects.  HFUSI has paid in full on a timely basis or properly accrued all federal, state, local and foreign income, excise, franchise, property, sales, payroll and other taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (“Taxes”) that have been, or may have become due whether or not shown on any Tax Return.  HFUSI will have no current or accumulated earnings and profits as of and through the Closing Date.

(b)                                 There are no ongoing, notified or announced examinations or claims against HFUSI for Taxes, and no notice of any audit, examination, request for information or questionnaire or claim for Taxes, whether pending or threatened, has been received.

(c)                                  HFUSI has timely and correctly withheld and paid over to the proper authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)                                 Payment of the Purchase Price is not subject to tax withholding pursuant to Section 3406 of the Code.

(e)                                  HFUSI has fully and accurately disclosed on its federal income Tax Returns all positions taken that would reasonably be expected to result in any “substantial understatement of federal income tax” within the meaning of Section 6662 of the Code.

(f)                                   HFUSI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.10                        Operation Permits.  HFUSI holds all material licenses, certificates, authorizations and permits necessary for the use and operation of the Assets and the present conduct of the business.

5.11                        Absence of Certain Changes.  Except for the contemplated transfer of Excluded Assets as permitted pursuant to Section 1.3 hereof, since December 31, 2013 there has not been: (i) any event that would have a Material Adverse Effect; (ii) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting HFUSI or the Assets; (iii) any increase in the compensation, commissions or perquisites payable or to become payable by HFUSI to any employee or agent of HFUSI except those incurred in the ordinary course of the operation of the business consistent with past practice, nor any payment of any bonus, profit sharing or other extraordinary compensation to any employee of HFUSI except those incurred in the ordinary course of the operation of HFUSI consistent with past practice; (iv) any cancellation of the debts owed to or claims held by HFUSI, other than in the ordinary course of the operation of HFUSI; (v) any sale, lease, abandonment or other disposition by HFUSI of any Real Estate, other than the Farm Leases, the Wind Leases or such other sales or leases in the ordinary course of the operation of HFUSI; or (vi) any notice or communication received from any Governmental Authority regarding contemplated or pending condemnation action or eminent domain proceeding involving any of the Assets or Real Estate.  In addition, HFUSI shall not make or cause any such changes in the business through the Closing Date, and it shall report in writing to Buyer all such changes that Sellers become aware of, pursuant to the notice provisions set forth in this Agreement.

5.12                        Labor Matters.  Sellers represent and warrant to Buyer that:

(a)                                 HFUSI is not a party to any collective bargaining agreement covering or relating to any employees of HFUSI, and has not recognized, is not required to recognize, and has not currently received demand for recognition by any collective bargaining representative.

(b)                                 All employees of HFUSI are employees at will, and their employment may be terminated by HFUSI without advance notice.  HFUSI will not incur any Liability for severance, back pay, vacation pay, bonus or other benefit by reason of the termination of the employment of any employee of HFUSI.  HFUSI is not a party to any oral or written contract with any of its employees which is not terminable at will by it or its assignee without breach, premium or penalty, and all employees of HFUSI will be terminated on or before the Closing Date and compensated from HFUSI’s cash funds for all hours worked and entitlements earned.

(c)                                  HFUSI has not promulgated any pension, profit sharing, retirement, stock purchase, stock option, deferred compensation or other plan providing similar benefits to any employees.

(d)                                 HFUSI has complied with applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages or hours, and its hiring, firing and employment practices.

(e)                                  HFUSI has complied with applicable laws, rules and regulations relating to withholding any payment of employment taxes and contributions, and has withheld any payments required by law or agreement to be withheld from the wages or salaries of its employees, and is not liable for the arrears of wages or for any tax or penalty for failure to comply with the foregoing.

(f)                                   HFUSI has not engaged in any unfair labor practice and is not a party to any material controversies, pending or threatened, between it and any of its employees.

(g)                                  HFUSI does not maintain and is not a party to any employee benefit plan.

5.13                        Environmental Laws.  As of the Closing Date, to the knowledge of the Sellers,  except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) HFUSI has not violated and is not currently in violation of any federal, state, local, municipal or foreign statute, law, rule, regulation, ordinance, code, standards, legally binding final guidance document or directives, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, directive, decision, consent, decree or judgment regulating, imposing liability, standards or obligations of conduct or relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, plants or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials, mold or any hazardous materials as defined by or regulated under any Environmental Laws, as defined below (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, exposure to or handling of Hazardous Materials (collectively, “Environmental Laws”); (B) HFUSI has all permits authorizations and approvals required by Environmental Laws and is in compliance with their requirements; (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings, including any action, suit or proceeding by any private party, relating to any Environmental Law against HFUSI; (D) there are no events or circumstances that would require clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting HFUSI relating to Hazardous Materials or any Environmental Laws.  There have been no and are no (i) aboveground or underground storage tanks; (ii) landfills; (iii) surface impoundments; (iv) disposal areas; (v) polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; (vi) asbestos or asbestos containing materials; (vii) lead based paints; (viii) mold or other airborne contaminants; or (ix) dry-cleaning facilities in, on, under, or about any Real Estate; (E) HFUSI is not conducting or funding any investigation, cleanup, mitigation, restoration, or remedial or corrective action, or is not subject to any written agreement to assume the liability of any other person (including without limitation an agreement to indemnify or hold harmless any such other person), whether voluntarily pursuant to or as required by any Environmental Law, with respect to any release of Hazardous Materials that has resulted in or could reasonably be anticipated to result in material liability under Environmental

Laws against HFUSI; and (F) all waste materials used on the Real Estate have been properly stored, transported, treated and disposed of in accordance with all Environmental Laws in all material respects. For the purposes of this Section 5.13, “knowledge” means the actual knowledge of the Sellers.

5.14                        Anticorruption and International Transactions.  Sellers, and HFUSI, have not directly or indirectly through a third party intermediary (i) paid, offered, given, promised to pay, or authorized the payment of any funds or other things of value (including any fee, gift, sample, travel expense, entertainment, service, equipment, loan, debt forgiveness, donation, grant or other payment or support in cash or in kind, however characterized) to any (1) officer or employee of any Governmental Authority, any commercial or similar entity that is owned by any Governmental Authority, including any state-owned or state-operated company or enterprise, any international organizations such as the United Nations or the World Bank, or any political party (collectively, hereinafter “Governmental Person”), (2) any person acting for or on behalf of any Governmental Person, (3) any candidate for political office, or (4) any agent or other person engaging in any of the above-described activities at the suggestion, request, direction or for the benefit of any of the above-described persons, or (ii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment or made any other payment of a similar or comparable nature, to any person, regardless of the form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained.

5.15                        Immigration Matters.  HFUSI has complied with all provisions of all immigration laws, regulations, orders and directives, including, without limitation, the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”).  Without limiting the generality of the foregoing, HFUSI has complied with all provisions of IRCA relating to Form I9s for current and former employees.

5.16                        Disclosure.  No representation or warranty of Sellers made hereunder or in any certificate, statement, or other document delivered by or on behalf of Sellers hereunder contains any untrue statement or omission of a material fact.  Copies of all documents delivered or made available to Buyer are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

5.17                        Cooperation.  HFUSI and Sellers shall cooperate with Buyer in providing such information or documentation as may be reasonably requested by Buyer’s lender or regulatory authorities.

5.18                        Leases. Other than the Farm Leases, the Wind Leases and the Oil and Gas Lease, there are no leases relating to the Real Estate.

6.                                      Representations and Warranties of Buyer.  As an inducement for Sellers to enter into and perform their obligations under this Agreement, Sellers, Buyer represents and warrants to Sellers, and their successors and assigns, that all of the representations and warranties set forth in this Section 6 are true and correct in all material respects, and shall be deemed remade at and as of the Closing Date, as follows:

6.1                               Existence.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has full entity power and authority to own HFUSI stock and to operate and lease the Assets and to carry on the business as now being conducted.

6.2                               Enforceable Agreement.  The execution and delivery by Buyer of this Agreement, and the performance of Buyer’s obligations hereunder, have been duly authorized and approved.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

6.3                               Absence of Restrictions and Conflicts.

(a)                                 The execution and delivery of this Agreement do not, and the performance of the Buyer’s obligations hereunder will not, (A) conflict with or violate the Articles of Incorporation or By-Laws of Buyer, (B) conflict with or violate any law applicable to Buyer or by which any of its properties or assets is bound, or (C) result in a violation or breach of any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party.

(b)                                 The execution and delivery by Buyer of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to any governmental entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (1) prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Buyer from performing its obligations under this Agreement, or (2) reasonably be expected to be materially adverse to Buyer.

6.4                               Indemnity.  Except for those Liabilities that occurred or accrued on or before the Closing Date for which Sellers are providing indemnity to Buyer pursuant to Section 15 hereof, Buyer hereby agrees to indemnify and hold each of Sellers harmless of and from the any and all Liabilities or obligations incurred by Buyer or HFUSI after the Closing Date.

7.                                      Insurance.  HFUSI will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Assets, and will use the proceeds of any such policies to repair or restore any damaged Assets.

8.                                      Legal Proceedings.  Sellers shall give Buyer notice of any litigation or proceedings involving HFUSI or the Assets, including but not limited to the Disclosed Litigation described on Exhibit “C” attached hereof, from and after the date hereof until the Closing Date.

9.                                      Exclusivity.  Sellers shall not, on their own behalf or by or through their officers or agents, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (i) merger or consolidation, acquisition or purchase of interests or assets, or any similar transaction or business combination involving HFUSI, the business or the Assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.  Sellers will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

10.                               Access to Information.  Up to and through May 30, 2014, Buyer shall conduct site visits of the Real Estate.  Buyer shall complete by the close of business (Mountain time) on June 9, 2014 its due diligence investigation regarding HFUSI and its Assets, including but not limited to review of HFUSI’s water rights and water availability; wind rights; the tenants’ ability to satisfy their obligations under leases with HFUSI; corporate and organizational matters; and tax matters.  Buyer will have access to the Real Estate to conduct any inspections it deems necessary, including without limitation, environmental inspections, provided that Buyer and its representatives shall not cause any disruptions to HFUSI’s operation of the business, and Buyer shall be responsible for its own costs associated with any such inspection.  Up to and through June 9, 2014, Sellers shall make available to Buyer such information relating to the Assets and HFUSI as is reasonably requested by Buyer, including but not limited to corporate books and records, tax returns, contracts, governmental permits, pumping logs; well permits; electrical records; crop insurance agreements and records; yield maps; and soil testing data.  HFUSI and Sellers shall cooperate with Buyer in providing such information or documentation as may be reasonably requested by Buyer’s lender or regulatory authorities.  Each party shall be responsible for their own expenses incurred during the due diligence review.

Following the Closing Date, Buyer shall retain and preserve all records and books of HFUSI delivered to Buyer for a period of three (3) years.  Upon written request of Sellers, Buyer shall provide Sellers with reasonable access to such business records and copies of such documents when requested, at Sellers’ expense, including any records reasonably requested by Buyer to satisfy its obligation to file with the United States Securities and Exchange Commission an audited statement of revenues and certain expenses with respect to the Real Estate owned by HFUSI.

11.                               Buyer’s Disclosures.  Buyer will be permitted to disclose the terms of this Stock Purchase Agreement as may be required by regulatory authorities.  Sellers acknowledge and agree that Buyer will be required to file with the United States Securities and Exchange Commission an audited statement of revenues and certain expenses with respect to the Real Estate owned by HFUSI.  Buyer shall be permitted to disclose the lease revenue from the Real Estate only as total lease revenue generated from this transaction and not as individual lease revenue derived from any particular tract of Real Estate.

12.                               Conditions Precedent for Buyer.  All obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Buyer, in its sole discretion, in whole or in part:

12.1                        Sellers’ representations and warranties contained in this Agreement shall be true at the date hereof and at the time of Closing as though such representations and warranties were made at such time.

12.2                        Sellers shall have substantially and materially performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

12.3                        Sellers are able to convey to Buyer good and merchantable title to the Stock of HFUSI free and clear of any liens or encumbrances.

12.4                        Buyer shall be satisfied that all of the Assets are owned by HFUSI free and clear of any liens or encumbrances, subject to Permitted Liens.

12.5                        No later than June 10, 2014 (or such later date as the parties shall mutually agree), Buyer shall have obtained, in Buyer’s sole discretion, satisfactory financing for one-half of the Purchase Price.

12.6                        The Real Estate shall have been appraised by a licensed appraiser for a value equal to or greater than the Purchase Price.

12.7                        All conveyances and transfers required of Sellers hereunder, together with documentation provided for herein, including but not limited to the conveyance of one-half of the mineral rights and one-half of the oil and gas rights related to the Real Estate from Hudye Energy, LLC, shall be completed by the Closing Date.  A copy of the proposed Quit Claim Mineral Deeds are attached hereto as Exhibit “D” and by reference made a part hereof.

12.8                        No later than June 10, 2014 (or such later date as the parties shall mutually agree), the existing Farm Leases on the Real Estate shall have been terminated and the Crop Transfer shall have been consummated.

12.9                        No later than June 10, 2014 (or such later date as the parties shall mutually agree), Buyer shall have received confirmation from its auditors, at a “should” level of comfort, that an Acquisition Structure results in the ownership of the assets of HFUSI by Farmland Partners Operating Partnership, LP (“OP”) (whether such ownership is direct or through an entity disregarded from OP for U.S. federal and applicable state income tax purposes) without the recognition of gain or loss by Buyer, HFUSI, OP or any affiliate of the foregoing for U.S. federal and applicable state income tax purposes.  For purposes of this Section 12.9, an “Acquisition Structure” means a commercially reasonable structure pursuant to which Buyer acquires HFUSI, liquidates HFUSI for U.S. federal and applicable state income tax purposes (whether pursuant to an actual or deemed liquidation for such purposes) and contributes the assets of HFUSI to OP for U.S. federal and applicable state income tax purposes (whether pursuant to an actual and direct contribution of assets or a deemed contribution of assets for such purposes), in each case within a commercially reasonable period of time.

12.10                 Buyer shall have received evidence reasonably satisfactory to Buyer that the existing lease with Bryan and Dustin Latham with respect to the Zweygardt farm in Logan County, Kansas has been terminated.

13.                               Conditions Precedent for Sellers.  All obligations of Sellers under this Agreement are subject to the fulfillment, of each of the following conditions, any one or more of which may be waived by Sellers, in their sole discretion, in whole or in part:

13.1                        Buyer’s representations and warranties contained in this Agreement shall be true at the date hereof and at the time of Closing as though such representations and warranties were made at such time.

13.2                        Buyer shall have substantially and materially performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

13.3                        No injunction, restraining order or order of any nature by any federal, state, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign, shall have been issued that would prevent or materially interfere with the consummation of the transactions contemplated by this Agreement, and no proceeding for that purpose shall have been commenced or, to the knowledge of the Buyer, be pending or contemplated.

13.4                        No action shall have been taken and no federal, state, local or foreign statute, law or ordinance, or judgment, decree, rule, regulation or order of any federal, state, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign, shall have been enacted, adopted or issued that would prevent the consummation of the transactions contemplated by this Agreement.

14.                               Default; Survival.  In the event of any material default by Sellers, or either one of them, which is not cured prior to the Closing Date, Buyer shall have the option to terminate this Agreement in addition to all other remedies at law or in equity arising from such default, including the remedy of specific performance.  In the event of any material default by Buyer which is not cured prior to the Closing Date, Sellers shall have the option to terminate this Agreement in addition to all other remedies at law or in equity arising from such default, including the remedy of specific performance.  In either event, the Earnest Money, plus interest, shall be allocated and distributed by the Escrow Agent in the manner described in Section 2.1(a) hereof.  The representations and warranties in this Agreement shall survive the Closing for a period of three (3) years or, with respect to tax matters, for the applicable statute of limitations.

15.                               Indemnification.  For a period of three (3) years from and after the Closing Date, the Sellers shall jointly and severally indemnify and hold HFUSI and Buyer harmless from and against (1) any and all claims, causes of action, damages, liabilities, costs and expenses (including reasonable attorney fees) related to or arising out of any breach by Sellers of any representation, warranty or covenant under this Agreement, and (2) any Liability (as defined in Section 3 hereof) of HFUSI existing on the Closing Date (each an “Indemnified Claim”).  Buyer and/or HFUSI shall provide Sellers with reasonable and prompt notice of any Indemnified Claim; provided, however, that failure of Buyer or HFUSI to provide such notice shall not in any respect abrogate Sellers’ indemnification obligation hereunder unless such failure shall materially and adversely affect Sellers’ ability to defend against any third party claim or cause of action constituting the basis for such Indemnified Claim.  Upon receipt of notice of an Indemnified Claim, Sellers shall have the right, but not the obligation, to assume the defense of any litigation, cause of action, judicial or administrative proceeding that is the subject of the Indemnified Claim; provided, however, that HFUSI and/or Buyer shall have the right to participate in such defense at its own cost and expense; provided, further, however that Sellers shall not settle any litigation, cause of action, judicial or administrative proceeding without first obtaining a full release of Buyer, HFUSI and their respective affiliates.  Upon reasonable request by Buyer or HFUSI supported by appropriate documentation, Buyer and Sellers shall jointly request that the Escrow Agent distribute to Buyer or pay to a third party, as directed, such amounts out of the Hold Back Funds to satisfy any Indemnified Claim under this Agreement for which the Hold Back Funds are being held pursuant to Section 2(b) hereof.  In the event that Buyer and the Sellers shall fail to agree on either the existence or amount of an Indemnified Claim payable out of the Hold Back Funds, the parties shall submit such disagreement to mediation in Denver, Colorado before a mediator reasonably acceptable to the parties, which mediator shall have experience mediating contract disputes.  Notwithstanding anything in this Agreement to the contrary, (i) the Hold Back Fund shall not be construed as a cap on the amount of indemnification that may be sought by HFUSI and/or Buyer against Sellers,(ii) Sellers’ obligations to indemnify and hold HFUSI and Buyer harmless with respect to the Disclosed Litigation shall not be subject to any time limitation and (iii) Sellers’ obligations to indemnify and hold HFUSI and Buyer harmless with respect to representations, warranties and covenants regarding tax matters shall last until the expiration of the applicable statute of limitations.

For purposes of this Section 15, “Indemnified Taxes” means (i) all taxes (or the nonpayment thereof) of HFUSI for all taxable periods (or portions thereof) ending on or before the Closing Date, (ii) any and all taxes of any person (other than HFUSI) imposed on HFUSI as a transferee or successor, by contract or pursuant to any law, which taxes relate to an event or transaction occurring before the Closing; and (iii) all taxes of the Sellers or any of their affiliates (including taxes that were required to, but were not, withheld with respect to the Purchase Price).

16.                               General Provisions.

16.1                        Entire Agreement and Modification.  This Agreement, together with the Exhibits attached hereto which are incorporated herein by this reference, constitute the entire agreement between the parties and no negotiations, warranties, covenants, promises or representations which are not contained in this Agreement shall have any force or effect.  All negotiations between the parties are merged in this Agreement and Exhibits to this Agreement and there are no understandings or agreements other than those incorporated herein.  No amendment thereof or modifications hereof, or additions hereto shall be valid or effective unless the same shall be in writing and signed by each of the parties hereto.

16.2                        Publicity.  The parties shall reasonably agree upon a press release to be issued by Buyer as required by the listing standards of its securities exchange upon the execution of this Agreement.

16.3                        Binding Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and to their respective successors and assigns.  Buyer may assign all or a portion of its rights and delegate its obligations and duties under this Agreement to a separate entity, whether or not the assignee is formed solely for the purpose of acquiring the stock of HFUSI, but Buyer shall not be released from its obligations hereunder.

16.4                        Survival of Warranties and Representations.  All material statements made by Sellers herein or contained in any certificate or other instrument delivered by or on behalf of the Sellers pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Sellers hereunder.  All material representations, warranties, agreements, covenants and indemnifications made by Sellers in this Agreement, shall survive the Closing for a period of one (1) year from the Closing date.

16.5                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signed facsimile and pdf versions of this Agreement shall be treated as originals and shall be fully binding on and enforceable against the parties.

16.6                        Headings.  The headings contained in this Agreement have been inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.7                        Notices.  Except during the continuance of a known interruption of service in the method of delivery used, all notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally, sent via facsimile transmission or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

If to Sellers:	With a copy to:

Ben Hudye	Todd W. Davidson
Hudye, Inc.	Hampton & Royce, L.C.
Box 550	P.O. Box 1247
Norquay, Saskatchewan	Salina, KS 67402-1247
Canada S0A 2V0	Phone: 785-827-7251
Phone: 306-594-2330	Fax: 785-827-2815
benhudye@hudye.com	davidson@hamptonlaw.com

If to Buyer:	With a copy to:

Luca Fabbri	Justin R. Salon
Farmland Partners, Inc.	Morrison & Foerster, LLP
8670 Wolff Court	2000 Pennsylvania Ave. N.W.
Suite 240	Suite 6000
Denver, CO 80031	Washington, D.C. 20006
Phone: 720-452-3900	Phone: 202-887-8785
Fax: 720-398-3238	Fax: 202-887-0763
luca@farmlandpartners.com	jsalon@mofo.com

Any party hereto may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.  All notices shall be effective upon delivery.

16.8                        Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time on or prior to the Closing Date:

(a)                                 by written consent of Sellers and Buyer prior to Closing.

(b)                                 by Buyer if any condition precedent to which the obligations of Buyer to close are subject has not been satisfied or has not been waived in writing by Buyer on or prior to the Closing Date.

(c)                                  by Sellers if any condition precedent to which the obligations of Sellers to close are subject has not been satisfied or has not been waived in writing by Sellers on or prior to the Closing Date.

(d)                                 By either party if Buyer fails to obtain approval of this transaction from its Board of Directors within three (3) days following execution of this Stock Purchase Agreement.

In the event of termination pursuant to this Section 15.8, the Earnest Money, plus interest, shall be allocated and distributed by the Escrow Agent as described in Section 2.1(a) hereof .

16.9                        Expenses.  All costs and expenses incurred in connection with this Agreement or any of the transactions contemplated hereby including, but not limited to, accounting, consulting and attorney’s fees shall be paid by the party incurring such expenses.

16.10                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

16.11                 Tax Matters.  The Sellers will cause HFUSI to prepare a complete accounting for HFUSI up to and at Closing, but the federal and state income tax returns for periods including the Closing Date, to be prepared by Kennedy & Coe, LLC, may not be filed until said returns come due.  For any tax payments made prior to the

Closing Date, the Sellers shall cause HFUSI to pay all taxes of HFUSI for any taxable period (or portion thereof) ending on or before the Closing Date; and for any tax payments made on or after the Closing Date, the Sellers shall pay all taxes of HFUSI for any taxable period (or portion thereof) ending on or before the Closing Date.  Sellers shall be entitled to retain any tax refunds for HFUSI related to periods up through the Closing Date to the extent such refunds (i) are of taxes paid by Sellers or paid by HFUSI prior to Closing Date, (ii) exceed the amount of any outstanding indemnification claims hereunder at the time of their receipt and (iii) are received within three (3) years of the Closing Date.

17.  Farm Leases.

17.1                        No later than June 10, 2014 (or such later date as the parties shall mutually agree), Sellers shall, or shall cause HFUSI to, terminate the existing leases to the tenants that are described on Exhibit “A” (the “Farm Leases”) on the Real Estate and transfer any standing crops on the Real Estate to the respective tenants of such Real Estate (the “Crop Transfer”).

17.2                        Following the Closing Date, Sellers agree to assist Buyer in obtaining executed cash rent leases from the tenants of the Real Estate utilizing Buyer’s form of cash rent lease (the “Buyer Leases”), and Buyer acknowledges that Sellers in their discretion may elect to assist in the administration of the Buyer Leases with the tenants thereafter.  Such Buyer Leases shall be executed at such time as Buyer or its designee determines in its discretion; provided, however, Buyer may not unilaterally delay the execution of a Buyer Lease past the date that is fourteen (14) days after the Closing Date. Said Buyer Leases shall produce cash rent in the aggregate amount of:

(a)                                 One Million Two Hundred Twenty-five Thousand Dollars ($1,225,000.00) per year for three years — 2014, 2015, and 2016 (except for the portion of the Real Estate located in Kansas, which shall be subject to a lease only for 2014), plus

(b)                                 Eight Thousand Four Hundred Twenty Dollars ($8,420.00) per year for three years — 2014, 2015, and 2016 — for pasture and improvements on all of 5-12-42 & 6-12-42, Cheyenne County, Colorado, plus

(c)                                  the property taxes on the Real Estate for 2013, 2014, and 2015 (with the 2013 property taxes being $30,682.06) (with the aggregate cash rents to be paid for 2014 referred to herein as the “2014 Cash Rent Amount”).

17.3                        Cash rents for 2014 shall be payable by the tenants on execution of the Buyer Lease (or as soon as possible thereafter), but in no event later than fourteen (14) days after the Closing Date.  Cash rents for 2015 and 2016 shall be payable by the tenants on or before March 15 of each year.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed on the day and year first above written.

BUYER:

FARMLAND PARTNERS, INC.,
a Maryland corporation

BY:	/s/ Paul A. Pittman
Paul A. Pittman, CEO

SELLERS:

/s/ Benedict Hudye
Benedict Hudye

/s/ Gregory Hudye
Gregory Hudye